www.aviatnetworks.com
Aviat Networks Announces CFO Transition
Appoints David M. Gray as Senior Vice President and Chief Financial Officer
AUSTIN, Texas, October 18, 2021 - Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in wireless transport solutions, today announced that David M. Gray will join its management team as Senior Vice President and Chief Financial Officer (CFO) effective today. To ensure a smooth transition, Mr. Gray will work closely with the company's departing CFO Eric Chang, who will remain with the company in an advisory capacity for a period of time.
“On behalf of the Board of Directors and the entire Aviat team, I thank Eric for his dedication to the company over the past 5 years” said Pete Smith, CEO of Aviat. “Eric has been instrumental to our success and problem-solving. Eric commented, “Reflecting on my time at Aviat, I am proud of our progress and the evolution of Aviat Networks. I wish Aviat continued success and will support David in his transition.”
Before joining Aviat, Mr. Gray was Chief Financial Officer and Treasurer, of Superior Essex, a $2.6 billion global manufacturer and distributor of communications and electrical equipment. Prior to Superior Essex, Mr. Gray served as Vice President, Finance, at Cooper Industries where he was CFO of a $800M revenue business focused on electrical, electronic and power management solutions. Mr. Gray has also held a variety of executive finance and accounting positions at Newell Brands, Philips Electronics, and Autoliv. Mr. Gray holds a BS in Accounting from Penn State University, and is a CPA and CMA.
“David comes to Aviat with significant CFO experience in complex multi-national businesses with a deep background in P&L leadership, cash flow management, and M&A,” said Pete Smith, CEO of Aviat Networks. “I am looking forward to leveraging David’s knowledge and experience to accelerate Aviat into our next phase of growth.”
“I am extremely excited to join Aviat as CFO,” said David Gray, CFO of Aviat Networks. “I look forward to working with Pete and the management team to implement the company’s aggressive strategy for growth.”
In closing, Pete added, “We are looking forward to our next earnings call. The guidance issued on August 25, 2021 is affirmed.”

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About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Media Contact: Gary Croke, Aviat Networks, Inc., gary.croke@aviatnet.com
Investor Relations Contact: Keith Fanneron, Aviat Networks, Inc., keith.fanneron@aviatnet.com